Exhibit 99.1

Schlumberger Announces Full-Year and Fourth-Quarter 2015 Results

•	Fourth-quarter revenue of $7.7 billion decreased 9% sequentially

•	Fourth-quarter EPS of $0.65, excluding charges and credits, declined 17% sequentially

•	Fourth-quarter restructuring and asset impairment charges totaled $1.46 per share

•	Full-year free cash flow of $5 billion represented 114% of earnings

•	New share repurchase program of $10 billion approved

•	Quarterly cash dividend of $0.50 per share approved

Houston, January 21, 2016 – Schlumberger Limited (NYSE:SLB) today reported results for full-year 2015 and the fourth quarter of 2015. Full-year results are shown in the table below.

Full-Year Results

	(Stated in millions, except per share amounts)
	Twelve Months Ended		Change
	Dec. 31, 2015	Dec. 31, 2014	Year-on-year
Revenue	$35,475	$48,580	-27%
Pretax operating income	6,510	10,576	-38%
Income from continuing operations, excluding charges and credits*	4,290	7,282	-41%
Diluted EPS from continuing operations, excluding charges and credits*	$3.37	$5.57	-39%
Pretax operating margin	18.4%	21.8%	-342 bps

North America revenue	$9,811	$16,151	-39%
North America pretax operating income	999	3,057	-67%
North America pretax operating margin	10.2%	18.9%	-874 bps

International revenue	$25,196	$32,089	-21%
International pretax operating income	5,955	7,677	-22%
International pretax operating margin	23.6%	23.9%	-29 bps

*	Income from continuing operations, including charges and credits, was $2.072 billion in 2015 and $5.643 billion in 2014. Diluted EPS from continuing operations, including charges and credits, was $1.63 in 2015 and $4.31 in 2014. See section entitled “Charges & Credits” for details.

Schlumberger Chairman and CEO Paal Kibsgaard commented, “Full-year 2015 revenue of $35.5 billion decreased 27% year-on-year in line with upstream capex spending cuts that resulted in significantly lower E&P investment levels. North America revenue declined 39%, with land falling 45% while offshore was down 17%. The decrease in land activity was the sharpest seen since 1986, as capex spending by North American customers declined by more than 40%. With the year-end US land rig count 68% lower than the 2014 peak, at less than 700 rigs, the massive over-capacity in the land services market offers no signs of pricing recovery in the short to medium term.

“Full-year revenue for the International Areas declined 21% due to customer budget cuts of more than 20%, as international and national oil companies responded to lower commodity prices. This effect was exacerbated by service company pricing concessions. More than one-third of the revenue decline was the result of the fall of certain currencies against the US dollar. Performance among the Areas was led by a 26% decrease in

Europe/CIS & Africa, mainly due to weakness in the Russian ruble. Exploration activities in the UK and Norway fell as customer spending decelerated. In Sub-Saharan Africa, offshore rigs demobilized as exploration work decreased, and in North Africa work progressed slowly, partly because activity in Libya remained muted as onshore operations were limited by security concerns. Full-year revenue in the Latin America Area declined 22% due to significantly decreased activity in Mexico, Brazil and Colombia as a result of sustained budget cuts that led to rig count reductions. Devaluation of the Venezuela bolivar impacted revenue in the Venezuela, Trinidad & Tobago GeoMarket. Middle East & Asia Area full-year revenue decreased 17% due to a significant activity drop in the Asia-Pacific region, particularly in Australia. This decrease was partially offset, however, by robust activity in the Gulf Cooperation Council countries in the Middle East, particularly Saudi Arabia, Kuwait and Oman, although the effect of this was offset by pricing concessions. Activity in Iraq continued to decline.

“Full-year Schlumberger pretax operating income declined 38%, with pretax operating margin contracting 342 basis points to 18.4%. North America margin declined 874 basis points to 10.2% on decreased pressure pumping activity and pricing weakness on land. International margin was essentially flat with 2014 at 23.6% despite the revenue decline from pricing concessions, and from an increasingly unfavorable shift in revenue mix from offshore exploration to development. While revenues in North America and in the International Areas have declined by 39% and 21%, respectively, decremental operating margins have been limited to 32% in North America, and 25% internationally. These figures are substantially better than those we delivered in the 2009 downturn.

“The strength of these results demonstrates the resiliency of our business portfolio in the face of the activity, pricing and foreign currency challenges of 2015. Our performance was driven by excellence in execution, prompt and proactive cost and resource management, and the growing impact of our transformation program.

Fourth-Quarter Results

	(Stated in millions, except per share amounts)
	Three Months Ended			Change
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Sequential	Year-on-year
Revenue	$7,744	$8,472	$12,641	-9%	-39%
Pretax operating income	1,288	1,521	2,781	-15%	-54%
Income from continuing operations, excluding charges and credits*	819	989	1,941	-17%	-58%
Diluted EPS from continuing operations, excluding charges and credits*	$0.65	$0.78	$1.50	-17%	-57%
Pretax operating margin	16.6%	18.0%	22.0%	-132 bps	-537 bps

North America revenue	$1,955	$2,273	$4,324	-14%	-55%
North America pretax operating income	139	202	849	-31%	-84%
North America pretax operating margin	7.1%	8.9%	19.6%	-175 bps	-1,250 bps

International revenue	$5,714	$6,068	$8,210	-6%	-30%
International pretax operating income	1,259	1,440	1,990	-13%	-37%
International pretax operating margin	22.0%	23.7%	24.2%	-170 bps	-220 bps

*	Loss from continuing operations, including charges and credits, was $1.016 billion in the fourth quarter of 2015. Income from continuing operations, including charges and credits, was $302 million in the fourth quarter of 2014. Loss per share from continuing operations, including charges and credits, was $0.81 in the fourth quarter of 2015. Diluted EPS from continuing operations, including charges and credits, was $0.23 in the fourth quarter of 2014. There were no charges or credits recorded during the third quarter of 2015. See section entitled “Charges & Credits” for details.

“Fourth-quarter revenue decreased 9% sequentially driven by the continuing decline in rig activity and persistent pricing pressure throughout our global operations that also suffered from activity disruptions and project delays and cancellations. North America revenue fell 14% sequentially as the US land rig count declined 15% and customer E&P budgets were exhausted. International revenue declined 6% due to the combination of customer budget cuts, the start of the seasonal winter slow-down, persistent pricing pressure, and the largely muted year-end product, software, and multiclient seismic license sales.

“Among the business segments, Production Group revenue declined by 10% on lower pressure pumping services in North America. Reservoir Characterization and Drilling Group revenues declined sequentially by 7% and 8%, respectively, on lower demand for exploration-related products and services in the International Areas as customer budgets were exhausted. These effects were amplified by the almost complete absence of the year-end product, software, and multiclient seismic license sales that have typically offset seasonal winter slow-downs in previous years.

“Negative market sentiments intensified in the fourth quarter, with oil over-production continuing and extending the bearish trend in global inventories. This led to a further drop in oil prices, which reached a 12-year low in January 2016. The worsening market conditions added further pressure to a deepening financial crisis in the E&P industry, and prompted customers to make further cuts to already significantly lower E&P investment levels. Customer budgets were also exhausted early in the quarter, leading to unscheduled and abrupt activity cancellations.

“In anticipation of an extended activity weakness in the first half of 2016, we implemented another significant adjustment to our cost and resource base during the fourth quarter. This included a further workforce reduction of 10,000 employees, as well as greater streamlining of our overhead, infrastructure and asset base. This led us to recognize in the fourth quarter $530 million in pretax restructuring charges for expanding the incentivized leave of absence program and reducing our workforce, as well as a largely non-cash $1.6 billion pretax impairment charge for fixed assets, inventory write-downs, facility closures, contract terminations, and other asset impairments.

“In spite of the challenging business landscape, we generated approximately $5 billion in free cash flow in 2015, after taking into account capital expenditures of $2.4 billion and $1.4 billion of investments in future revenue streams. We returned $4.6 billion in cash to our shareholders, through $2.4 billion in dividend payments and $2.2 billion in stock buy-backs. We also spent approximately $500 million on technology acquisitions, while increasing our net debt by only $160 million. Our ability to generate cash in this environment has been unmatched in the oilfield services industry, and has given us an unrivaled ability to capitalize on a variety of significant business opportunities.

“As the pending Cameron transaction progresses, pre-close integration plans are substantially complete, and we will be ready to close once all regulatory approvals are received. We expect this to occur in the first quarter of 2016 and we have already received approvals from regulators in the US, Canada, Brazil and Russia. In addition, Cameron shareholders have voted to adopt the merger agreement and we have secured the necessary financing for our US subsidiary that will make the acquisition. The large stock component of the deal, with 78% in stock and 22% in cash, has largely insulated us from market volatility.

“In this uncertain environment, we continue to focus on what we can control. Throughout the year we took a number of actions to streamline and resize our organization as we continued to navigate the downturn. In continuing to accelerate the benefits of the transformation program across both our Technologies and GeoMarkets in 2016, we believe we will emerge as a stronger company relative to industry peers and competitors once the price of oil and the market conditions in our industry turnaround.

“We remain constructive in our view of the market outlook in the medium term, and continue to believe that the underlying balance of supply and demand will tighten, driven by growth in demand, weakening supply as E&P investment cuts take effect, and by the size of the annual supply replacement challenge.”

Other Events

During the quarter, Schlumberger repurchased 5.4 million shares of its common stock at an average price of $73.86 per share for a total purchase price of $398 million.

On October 19, 2015, Schlumberger and Energy Recovery, Inc. signed a 15-year technology agreement to provide Schlumberger exclusive rights to Energy Recovery’s VorTeq™ hydraulic pumping system.

On November 9, 2015, Schlumberger and Ikon Science announced an agreement to further develop the quantitative seismic interpretation capability in the Petrel* E&P software platform.

On November 16, 2015, Schlumberger announced the acquisition of Fluid Inclusion Technologies, Inc., a US-based oil and gas service company specializing in laboratory analysis of trapped fluids in rock material and advanced borehole gas analysis.

On November 17, 2015, Schlumberger received unconditional approval from the US Department of Justice regarding the proposed merger between a wholly owned subsidiary of Schlumberger Limited and Cameron International Corporation (Cameron). In December 2015, unconditional clearances were also received from anti-trust authorities in Brazil, Canada and Russia. Cameron shareholders overwhelmingly approved the merger agreement at a special meeting on December 17, 2015, and the closing of the proposed merger now remains subject to clearance by the European Commission and certain other jurisdictions, and the satisfaction or waiver of other customary closing conditions.

On December 10, 2015, Schlumberger Holdings Corporation, an indirect, wholly-owned U.S. subsidiary of Schlumberger Limited, issued five tranches of senior notes aggregating $6 billion. These notes have a weighted-average interest rate of approximately 3.15% and maturities ranging from 2017 to 2025. Net proceeds will be used for general corporate purposes, including financing part of the pending acquisition of Cameron.

On January 21, 2016, the Company’s Board of Directors (the Board) approved the quarterly cash dividend of $0.50 per share of outstanding common stock, beginning with the dividend payable on April 8, 2016 to stockholders of record on February 17, 2016. Additionally, in view of the fact that the Company’s current $10-billion share repurchase program that commenced in the third quarter of 2013 is about to be completed, the Board also approved a new share repurchase program of $10 billion.

North America

North America fourth-quarter revenue of $2.0 billion decreased 14% sequentially, largely mirroring the US land rig count decline of 15% as customer cash flows diminished and E&P budgets were exhausted. Land revenue fell 18% from lower activity and persistent pricing pressure, while offshore revenue decreased 4%. The usual year-end surge in multiclient seismic license sales was largely muted compared to previous years.

North America pretax operating margin declined 175 basis points (bps) sequentially to 7% as a result of pricing pressure that impacted all services and products. In the pressure pumping market in particular, unsustainable industry pricing levels led to more pumping equipment being stacked and crews released. In certain basins, however, hydraulic fracturing fleet deployment was maintained in pursuit of market share and new technology opportunities.

Despite revenue declining sequentially by 14%, the decremental operating margin was only 20%. The strength of this performance was underpinned by prompt cost and resource management, effective supply chain processes, and strong operations management.

In the fourth quarter, integrated services and new Schlumberger technologies helped increase production and operational efficiency in North America.

In US Land, Well Services BroadBand* unconventional reservoir completion services have been deployed in 14% more wells and in 52% more stages as compared to 2014. BroadBand technology maximizes wellbore coverage and reservoir contact to increase production and recovery by stimulating and propping open every fracture from tip to wellbore. The Eagle Ford and Permian Basins reflected the highest activity in 2015 while total activity covered six basins and 32 operators.

In South Texas, a combination of Schlumberger technologies enabled Lonestar Resources Ltd. to optimize production on a group of horizontal wells in the Eagle Ford shale play. Well Services Mangrove* reservoir-centric stimulation design software helped improve the hydraulic fracturing design by using geological property measurements acquired by Wireline ThruBit* logging services. As a result, 30-day production rates on the wells completed with the optimized fracturing design increased 78% compared to offset wells in the same field.

Also in US Land, the Drilling & Measurements PowerDrive Orbit vorteX* motorized rotary steerable system achieved repeated successes in the Midland and Anadarko Basins. In the Midland Basin’s Wolfcamp formation, this technology established a record rate of penetration (ROP) by drilling an average of 245 ft per hour to a total depth of more than 7,100 ft in 29 on-bottom hours. In the same formation, the PowerDrive Orbit vorteX system drilled at an average ROP of 203 ft per hour to a total depth of 12,600 ft in a record-breaking time of four days. Drilling & Measurements also deployed PowerDrive vorteX technology for the first time in the Anadarko Basin’s Woodford Shale to increase ROP by 120% compared to the area’s previous well average, with the total vertical depth of one 14,960-ft lateral being the longest run of any size borehole in the South-Central Oklahoma Oil Province Woodford Shale.

Elsewhere in US Land, M-I SWACO deployed SCREEN PULSE* fluid and cuttings separator technology to enhance the performance of the solids control process, to maximize recovery of high-quality reusable drilling fluid, and to reduce the drill cuttings waste generated. Maintaining the drilling fluid in optimum condition enhances drilling efficiency and reduces the cost of waste handling and disposal, while improving safety performance at the wellsite. Since its launch in May 2015, SCREEN PULSE technology has proven its performance with fluid discard rates reduced by up to 50% and with oil-on-cuttings levels reduced by approximately 35% on operations in the Woodford, Eagle Ford, Haynesville and Permian shale basins.

In Atlantic Canada, Schlumberger completed the first year of an integrated services contract for Statoil, Inc. offshore Newfoundland. The exploration and appraisal of the Flemish Pass Basin used a combination of Schlumberger technologies that improved drilling efficiency, assured wellbore integrity, and optimized placement of a well in a water depth of 2,829 m. The PowerDrive Xceed* ruggedized rotary steerable system, Rhino XS* hydraulically expandable reamer, and Stinger* conical diamond element achieved stable and accurate drilling to target depth. Quanta Geo* photorealistic reservoir geology service, LithoScanner* high-definition spectroscopy service, and the Sonic Scanner* acoustic scanning platform characterized the complex formations and reduced subsurface risk. Deployed during a single descent, this combination of technologies saved the customer rig time and Statoil listed several hole sections among their top drilling performances worldwide.

In another project offshore Atlantic Canada, Wireline deployed a combination of technologies for Statoil, Inc. in the formation evaluation and reservoir characterization of the deepwater well Bay du Nord. Wireline technology included Rt Scanner* triaxial induction service, Quanta Geo photorealistic reservoir geology service, and the Sonic Scanner acoustic scanning platform in order to reduce subsurface risk and characterize the complex formations. As a result of the efficient wireline run, the customer saved rig time.

International Areas

Revenue for the International Areas of $5.7 billion decreased 6% sequentially due to the combination of customer budget cuts, the start of the seasonal winter slow-down, persistent pricing pressure, currency weakness and the largely muted year-end product, software, and multiclient seismic license sales.

Middle East & Asia Area revenue of $2.2 billion declined 5% sequentially mainly due to lower activity in Australia and the Asia-Pacific region as a result of customer budget cuts and project completions. Revenue from the Middle East GeoMarkets was also lower as solid activity in Kuwait and Iraq was more than offset by reductions in the rest of the region due to the effects of service pricing concessions, project cancellations, delayed start-ups of new projects, and abrupt activity disruptions as budgets were exhausted.

Europe/CIS/Africa Area revenue of $2.1 billion dropped 9% sequentially mainly in Russia and Central Asia due to weakness in the Russian ruble, the start of the seasonal winter slow-down in Russia as summer projects wound down, and activity reductions in the Caspian region. Solid activity in the Nigeria & Gulf of Guinea and North Africa GeoMarkets was offset largely by lower activity in the UK, Central & West Africa and Angola GeoMarkets as rig count declined and projects ended.

Revenue in the Latin America Area of $1.4 billion declined 1% sequentially, mainly on significantly lower activity in the Colombia & Peru, Brazil, and Argentina, Bolivia & Chile GeoMarkets due to customer budget cuts and currency weakness. These effects were largely offset by marine seismic acquisition surveys and multiclient seismic license sales in Mexico.

International Area pretax operating margin of 22% decreased 170 bps sequentially as pricing pressure across the Areas was partially offset by streamlining the cost and resource base and by acceleration of the transformation program. In addition, project cancellations, delayed start-ups of new projects, and abrupt activity disruptions all contributed to the sequential reduction in pretax operating margin, particularly in the Middle East & Asia Area. Middle East & Asia pretax operating margin decreased 448 bps to 22.5%, Europe/CIS/Africa fell 138 bps to 20.8%, while Latin America increased 229 bps to 23% mainly due to strong margins from multiclient seismic license sales in Mexico and Central America.

Sequential decremental operating margin reached 51% as abrupt operational disruptions impeded prompt cost adjustments, and pricing pressure accounted for more than a third of the revenue decline.

In the fourth quarter, the transformation program increased workforce productivity through a combination of multiskilling, optimized base support, and asset utilization. For example in the North Sea:

The creation of an Optimized Support Team in January 2014 meant that Wireline field experts required approximately 2,000 fewer days at the base in 2015 compared to the previous year. Field team members were thus able to focus more on their core activities at the wellsite and reduce the amount of time spent on non-core tasks at the base. This yielded an annual savings of $1 million while contributing to employees’ work-life balance. In addition, Wireline increased asset utilization by 54% compared to 2014 by consolidating and sharing assets within a wider geographical region. In turn, the asset utilization improvement led to a reduction in materials and supplies in excess of $800,000.

A total of 19 M-I SWACO Drilling Solutions engineers were trained on how to perform key field operations, which included deployment of CLEANCUT* cuttings collection and containment systems and AUTOMATIC TANK CLEANING* units that can be operated by smaller number of crews. During the first four months after training, the multiskilled engineers delivered safe and high quality job performance, while the number of people on board was reduced by more than 350 man/days.

Wireline and Slickline crews cross-trained for operations on board Light Weight Intervention Vessels for three international oil companies. Through multiskilling initiatives, safety risks were reduced due to fewer people on board, and the three customers saved a combined total of 328 work days.

The fourth quarter also saw an expansion of integrated services in the International Areas as well as a number of new contract awards.

In South Korea, Integrated Services Management (ISM) completed a single-well, deepwater exploration project for Woodside. Mobilization was required over a very short timeframe and included complex logistics related to the licensing and importation of logging tools, and supplies for potential pipe recovery. Co-located in Woodside’s Busan supply base, the ISM project manager worked alongside the Woodside logistics team to import the required materials and supplies from 14 different countries. As a result of the close collaboration between Schlumberger and Woodside, all material, personnel, and services were successfully delivered on time and the project was successfully executed as per the drilling plan.

Offshore Norway, Integrated Drilling Services (IDS) delivered superior drilling and completion performance for Det Norske Oljeselskap ASA on the Ivar Aasen Project. Schlumberger StingBlade* conical diamond element technology contributed to improved rate of penetration while Drilling & Measurements GeoSphere* reservoir mapping-while-drilling service was used to geologically steer three horizontal well sections up to 2,000 m in length. GeoSphere technology enabled the real-time delineation of layers in the reservoir at distances in excess of 30 m while steering the laterals to maximize reservoir contact. As a result of the close collaboration between the Det Norske and Schlumberger teams, the drilling and completion of all three wells ranks among the top 10 best performances in the last eight years on the Norwegian continental shelf.

In 2015, Integrated Production Services (IPS) supported three multiwell abandonment programs for an international oil and gas company by providing a range of project management, plug and abandonment engineering, and well services. The projects were both on land and offshore in Europe and Asia. Services from Bits & Drilling Tools, Wireline, Well Services, M-I SWACO, and Well Intervention were integrated using IPS engineering and project management processes to help reduce project cost, increase efficiency, and ensure compliance with both regulatory and customer requirements.

In Norway, OMV (Norge) AS awarded Schlumberger a three-year integrated services contract with two one-year extensions for the provision of exploration and appraisal drilling services on the Norwegian Continental Shelf. This included drilling fluids and waste handling, cementing, directional drilling, measurement-while-drilling, logging-while-drilling, mud logging, wireline logging, well testing, and project management services. The contract will provide proof of concept for drilling and geosteering in a very shallow reservoir to achieve high horizontal well productivity.

The UK Oil and Gas Authority has awarded Schlumberger two projects on the North Sea UK Continental Shelf (UKCS) and will offer the project deliverables free of charge to oil companies with an interest in the UKCS. This is part of the UK Government’s goal to reinvigorate interest in exploration on the UKCS, particularly in under-explored areas. WesternGeco will conduct two 2D marine seismic surveys in the UK Rockall and Mid North Sea High and provide data processing services, petroleum systems modeling, and multiclient data. Software Integrated Solutions (SIS) will provide licenses for key software platforms, including Petrel* E&P software, Studio* E&P knowledge environment, GeoX* exploration risk and resource assessment software, and PetroMod* petroleum systems modeling software.

In Mexico, Statoil Gulf of Mexico LLC Exploration signed an agreement to license a large part of the WesternGeco Campeche deepwater wide-azimuth (WAZ) multiclient project. This three-year project is the first WAZ multiclient broadband survey in Mexican waters of the Gulf of Mexico and follows the government’s opening of licensing rounds to non-government companies for the first time. The Statoil license also includes collaboration with WesternGeco in the seismic processing phase.

In Kuwait, the Kuwait Oil Company awarded Schlumberger a $22 million contract to supply and install high-pressure, high-temperature liner hangers for deep-gas wells in the Jurassic Gas development project. This technically challenging development requires specialized, highly reliable equipment to operate in complex wells up to 20,000 ft in depth.

Statoil, Inc. awarded Schlumberger a four-year contract with two one-year extensions for tank cleaning and waste handling services for all its supply vessels. The estimated $100-million contract includes supply of the AUTOMATIC TANK CLEANING (ATC) LITE* system. This trailer-mounted system recycles wash water and waste fluids and provides an easily operated alternative to conventional cleaning. Fully automated, the ATC LITE system reduces staff exposure to health, safety, and environmental risks.

Reservoir Characterization Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Sequential	Year-on-year
Revenue	$2,154	$2,321	$3,265	-7%	-34%
Pretax operating income	520	614	984	-15%	-47%
Pretax operating margin	24.2%	26.4%	30.1%	-230 bps	-600 bps
Decremental operating margin				56%	42%

Reservoir Characterization Group revenue of $2.2 billion declined 7% sequentially, primarily due to sustained cuts in exploration spending, the start of the seasonal winter slow-down, currency weakness, and operational disruptions from exhausted customer budgets that impacted Wireline activities, particularly in the Europe/CIS & Africa and Middle East & Asia Areas. This decline was partially offset by marine seismic surveys and multiclient seismic license sales in Mexico. Year-end product and software sales were largely muted compared to previous years.

Pretax operating margin of 24.2% declined 230 bps sequentially as the contribution of high-margin multiclient seismic sales was more than offset by a decline in high-margin Wireline services. Decremental operating margin was higher than the previous quarter at 56% as activities were affected by abrupt operational disruptions that offered limited prospects for prompt cost adjustments.

During the quarter, a number of Reservoir Characterization technologies helped characterize complex reservoirs, optimize well production and reservoir recovery, and improve operational efficiency.

In Iraq, Wireline introduced LIVE PL* digital slickline production logging services for the Rumaila Operating Organization in the Rumaila Field. LIVE PL technology provided real-time production logs on wells where memory logging was previously the only option. The planned shut-in time for the operation was 400 hours, yet only 100 hours were required. As a result, the customer resumed production 12 days earlier than planned thereby avoiding 18,000 bbl in deferred production.

Offshore India, Wireline introduced P3* post-perforating technology to clean out perforations in a well for ONGC Ltd. India in the B-193 Field. In high sour gas conditions, P3 created a high dynamic underbalance after two runs in a low-pressure reservoir with balanced well-bore fluids. P3 technology used the PURE* clean perforations system to remove perforation debris and crushed-zone damage. As a result, the customer achieved a 330% increase in oil production and a 250% increase in tubing head pressure.

In the UK sector of the North Sea, Wireline used a combination of technologies for TAQA to perforate an extremely long wellbore in the Pelican Field. StreamLINE* polymer-encapsulated wireline monocable, which has a friction coefficient that is one-half of the equivalent standard braided line to reduce cable tension, facilitated deployment of the 293-ft and 3,912-lbm perforating string and, thanks to its polymer coating, reduced the risk of damaging the anti-corrosive liner. In addition, PowerJet Nova* extradeep penetrating shaped charges increased penetration in the stressed rock formation for maximum water injection. As a result, the customer achieved rig-time-related savings by completing the well in two runs instead of seven.

In the Norwegian North Sea, Wireline deployed heterodyne distributed vibration sensing (hDVS) technology for Statoil in several wells in the Kvitebjørn field. The hDVS technology enabled vertical seismic profile surveys to be recorded using optical fibers already installed in the well, thereby saving rig time. These surveys were acquired while using VSI* versatile seismic imager technology, which delivered accurate calibration information and near-borehole imaging to improve seismic understanding for ongoing near-field exploration. The combined VSI and hDVS operations were completed in 20 hours compared to four days using conventional vertical seismic imaging methods. As a result, the customer obtained additional seismic calibration information, and potentially saved $1.5 million, equivalent to three days of rig time.

In Venezuela, Completions and Testing introduced P3 PURE post-perforating controlled implosions to clean out perforations for PDVSA in a well in the El Furrial Field East Venezuela. Previous attempts by the company to establish better communication with the reservoir were unsuccessful. Coiled-tubing deployed P3 technology allowed a deep and efficient chemical stimulation of the selected reservoir intervals. Following the treatment, the customer benefitted from wellhead pressure increases of up to 1,500 psi.

In Algeria, Wireline introduced Saturn* 3D radial probe technology for Sonatrach to sample low permeability reservoirs with a high overbalance. Saturn technology extends formation testing to fluids and reservoir environments that were formerly inaccessible with conventional formation testers. For the first time, the customer was able to overcome differential pressure limitations by imposing a 7,500 psi differential on the tool and sample fluid at mobilities as low as 0.02 mD/Cp. As a result, depleted sections of the reservoir were identified, thus improving Sonatrach’s understanding of the subsurface.

Offshore Brazil, the Reservoir Characterization Group helped Petrobras complete the first worldwide pre-salt deepwater formation evaluation wireline logging job with managed pressure drilling (MPD) services. Schlumberger well head pressure control equipment integrated for the first time into the MPD system, successfully allowed two openhole logging runs with 150 psi controlled wellhead pressure. This technology was important in reducing safety risks during formation evaluation. As a result, the customer now has vital information to characterize the reservoir and lower the risk of field development.

In Abu Dhabi, SIS successfully completed deployment of the Exploration & Production Information Solutions (EXPRIS) project for Abu Dhabi National Oil Company and its operating companies. Awarded to SIS in 2012, the contract entails deployment to more than 1,000 users, providing them with efficient and intuitive access to a variety of geophysical, geological, drilling, well completion, fluid sample analysis, well testing, and production field data. EXPRIS is built on ProSource* E&P data management and delivery systems and allows users to apply the data in other technical applications, thus enhancing user productivity as well as team integration.

Drilling Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Sequential	Year-on-year
Revenue	$2,953	$3,219	$4,576	-8%	-35%
Pretax operating income	494	594	947	-17%	-48%
Pretax operating margin	16.7%	18.4%	20.7%	-173 bps	-398 bps
Decremental operating margin				38%	28%

Drilling Group revenue of $3.0 billion decreased 8% sequentially, primarily from a drop in drilling activity, persistent pricing pressure, the start of the seasonal winter slow-down, currency weakness, and operational disruptions from exhausted customer budgets that impacted Drilling & Measurements and M-I SWACO revenues, mainly in the Europe/CIS & Africa and Middle East & Asia Areas.

Pretax operating margin of 16.7% contracted 173 bps sequentially as revenue declined on pricing weakness and abrupt operational disruptions that resulted in a decremental operating margin of 38%.

New Drilling Group technologies delivered better performance by improving efficiency, optimizing well placement, and assuring wellbore integrity in a number of regions during the quarter.

In Mexico, Drilling & Measurements introduced GeoSphere reservoir mapping-while-drilling service for PEMEX in a horizontal well in an oilfield offshore Tabasco, which is renowned for its geological complexity and drilling risk. Previous campaigns using conventional drilling methods often encountered subsurface risks such as shale-outs, which made accurate well placement very challenging. Deployed for the first time in this field and for PEMEX in Mexico, GeoSphere technology reduced geological uncertainty by mapping the target sand layers along the entire reservoir section, which enabled optimal steering of the well inside the reservoir. The information GeoSphere technology provided also allowed precise evaluation of the structure and thickness of the lithology, which helped update the geological model and optimize the design and planning of subsequent wells in the area.

Offshore Norway, Drilling & Measurements used the PowerDrive X6* rotary steerable system for Statoil, Inc. to drill a well in the Valemon Field. PowerDrive X6 technology reduces drilling torque to improve performance and reliability. In addition, the IDEAS* integrated drillbit design platform provided a four-dimensional simulation of the cutting interface, which enabled StingBlade conical diamond element bit technology to be combined with the PowerDrive X6 system to improve footage drilled and rate of penetration (ROP). The ROP not only exceeded the customer’s expectations, but established a 24-hour drilling record of 52.69 m/hr.

In the Norwegian sector of the North Sea, Bits & Drilling Tools used Neyrfor TTT* thru-tubing turbo drill for BP to re-establish oil production in a well in the Ula Field. Neyrfor TTT technology removed an influx of more than 60 m3 of oil-based drilling fluid from the well and established underbalanced conditions with a high nitrogen ratio. In addition, CIRP* completion insertion and removal under pressure equipment perforated a 900-m section of the well such that the perforating guns were removed without killing the well. The customer achieved an increase in oil production, which was three times more than originally expected.

In Romania, Lukoil Overseas used Schlumberger Seismic Guided Drilling* (SGD) while-drilling integration of surface seismic and downhole measurements, in combination with Geoservices real-time mud-weight window monitoring services, in the successful drilling of two wells in the Black Sea. In the first well, SGD service predicted a pore-pressure ramp and subsequent benign pressures, while also correcting the reservoir target position by more than 40 m, enabling the customer to drill to total depth (TD) as per the drilling plan. In the second well, SGD pressure estimates helped determine the optimum mud weight, improving target positions by up to 60 m and enabling the customer to reach TD in the reservoir considerably ahead of schedule.

In Russia, M-I SWACO used SCREEN PULSE fluids and cuttings separator technology for Investgeoservis CJSC. SCREEN PULSE technology is a retrofit installation that collects residual drilling fluid from cuttings on the shale shakers and returns the fluid back to the circulating system. This technology was used on two separate projects and allowed the customer to reduce drill waste volumes by 26%, which helped lower costs for dilution, treatment, transportation, and disposal.

In Kazakhstan, Drilling & Measurements introduced StethoScope* formation pressure-while-drilling service on two horizontal wells drilled for Karachaganak Petroleum Operating B.V. This technology secured real-time pressure measurements to generate profiles that were combined with other logs to model dynamic reservoir pressure, which is vital to optimizing recovery. The customer benefited from estimated savings of $700,000 due to a reduction in rig time, while mitigating operational risk.

In Iraq, Schlumberger used StingBlade conical diamond element bit technology for BP to overcome the need for multiple drilling runs in wellbores in the Rumaila Field. StingBlade technology helped increase footage drilled and ROP due to its superior wear resistance. As a result, the customer drilled an entire well section in a single run with a 63.5% improvement in ROP compared to the average offset wells’ ROP, saving the customer more than three days of rig time.

In China, Drilling & Measurements used a combination of formation evaluation, well placement, and drilling optimization technologies for Newfield Exploration Limited to drill nine well boreholes in the LF7-2 field development campaign. EcoScope†* multifunction logging-while-drilling, PeriScope* bed boundary mapping, and PowerDrive Orbit* rotary steerable system technologies were used to optimally steer the horizontal boreholes near the top of the reservoir in single runs, eliminating the need for sidetracks. The campaign’s drilling performance also improved overall ROP, which enabled the customer to save 11 days of drilling time, representing a 10% time savings versus the initial drilling plan.

Production Group

	(Stated in millions, except margin percentages)
	Three Months Ended			Change
	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014	Sequential	Year-on-year
Revenue	$2,671	$2,974	$4,863	-10%	-45%
Pretax operating income	303	330	898	-8%	-66%
Pretax operating margin	11.3%	11.1%	18.5%	24 bps	-713 bps
Decremental operating margin				9%	27%

Production Group revenue of $2.7 billion decreased 10% sequentially with 80% of the decrease attributable to a further decline in North American land activity as exhausted customer budgets led to a further decline in rig count and increased pricing pressure. Market pricing for pressure pumping services dropped to even more unsustainable levels.

Pretax operating margin of 11.3% increased 24 bps sequentially despite lower activity and increasing pricing weakness in pressure pumping services. Sequential decremental operating margin improved to 9% as the decline in pressure pumping margin was largely offset by the combination of accretive margin contributions from Schlumberger Production Management projects in Latin America and higher net earnings from the OneSubsea joint venture.

New Production Group technologies helped customers meet technical challenges during the quarter by accelerating production, enhancing recovery, and increasing operational efficiency.

In Southeast Kuwait, Well Services completed a large-scale fracturing treatment using HiWAY* flow-channel technology for Kuwait Oil Company in a well in a sandstone reservoir in the Greater Burgan Field. HiWAY technology helped overcome the placement and proppant flowback challenges commonly encountered with conventional hydraulic fracturing methods. After the fracturing treatment, the well’s oil production reached a natural continuous flow of 3,000 bbl/d.

In Tunisia, Well Intervention performed stimulation treatments in two wells for Serept in the Ashtart Field. The high-temperature reservoir required precise fluid selection while the focused, high-energy fluid streams of the Jet Blaster* engineered high-pressure jetting service enabled accurate placement of the stimulation fluid deep inside the reservoir matrix. As a result, post-treatment production exceeded customer expectations with a fourfold increase in one well and doubled production in the second.

In Ecuador, Well Services deployed the DualSTIM* fracturing service as part of a recompletion strategy for Petroamazonas to address declining production in the Parahuacu Field. DualSTIM technology used water-based fluids to stimulate this highly depleted reservoir that has moderate permeability and a clay content sensitive to high water concentrations. Since the start of the multiwell campaign in 2014, DualSTIM technology combined with hydraulic fracturing has resulted in incremental cumulative oil of more than 400,000 bbl.

Also in Ecuador, Well Services used Invizion* integrated zonal isolation services for the Shushufindi Consortium in a well in the Aguarico Field. Invizion technology tracked and evaluated cementing operations in real time, which facilitated interpretation of results. In addition, the technology allowed integration of the well data to identify zonal isolation issues as well as an evaluation of potential short- or long-term impact.

Elsewhere in Ecuador, Well Intervention used OneSTEP* simplified sandstone stimulation technology for Orion Energy to remove damage and overcome a fluid conveyance problem in a well without compromising electrical submersible pump integrity, which made conventional stimulation treatments unviable. OneSTEP technology uses only one fluid solution to remove well damage for a more uniform stimulation of sandstone reservoirs with less risk of disintegrating the rock. The customer doubled production while maintaining basic sediment and water at 0.1%.

Offshore Gabon, Schlumberger Completions utilized an integrated solution for VAALCO Energy to complete three horizontal wells in the development of the Etame Field. The solution included reservoir drilling fluids, completion and artificial lift technologies for this openhole, gravel-packed completion. In particular, the AquaPac* integrated water-packing system used brine to carry and place gravel around preinstalled screens and prevent sand production. FloPro NT* technology was used to transport high volumes of cuttings from the reservoir section. Operationally, the wells were gravel-packed with well productivity meeting customer expectations.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2015	2014	2015	2014
Revenue	$7,744	$12,641	$35,475	$48,580
Interest and other income	81	71	236	291
Expenses
Cost of revenue	6,292	9,691	28,321	37,398
Research & engineering	276	324	1,094	1,217
General & administrative	132	122	494	475
Impairments & other (1)	2,136	1,773	2,575	1,773
Interest	91	87	346	369

Income (loss) before taxes	$(1,102)	$715	$2,881	$7,639
Taxes on income (loss) (1)	(113)	398	746	1,928

Income (loss) from continuing operations	(989)	317	2,135	5,711
Loss from discontinued operations	—	—	—	(205)

Net income (loss)	(989)	317	2,135	5,506
Net income attributable to noncontrolling interests	27	15	63	68

Net income (loss) attributable to Schlumberger	$(1,016)	$302	$2,072	$5,438

Schlumberger amounts attributable to:
Income (loss) from continuing operations (1)	$(1,016)	$302	$2,072	$5,643
Loss from discontinued operations	—	—	—	(205)

Net income (loss)	$(1,016)	$302	$2,072	$5,438

Diluted earnings per share of Schlumberger
Income (loss) from continuing operations (1)	$(0.81)	$0.23	$1.63	$4.31
Loss from discontinued operations	—	—	—	(0.16)

Net income (loss)	$(0.81)	$0.23	$1.63	$4.16

Depreciation & amortization included in expenses (2)	$963	$1,065	$4,078	$4,094

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments. Refer to “Supplemental Information” for details regarding outstanding shares.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Dec. 31, 2015	Dec. 31, 2014
Assets

Current Assets
Cash and short-term investments	$13,034	$7,501
Receivables	8,780	11,171
Other current assets	5,098	6,022

	26,912	24,694
Fixed income investments, held to maturity	418	442
Fixed assets	13,415	15,396
Multiclient seismic data	1,026	793
Goodwill	15,605	15,487
Intangible assets	4,569	4,654
Other assets	6,060	5,438

	$68,005	$66,904

Liabilities and Equity

Current Liabilities
Accounts payable and accrued liabilities	$7,727	$9,246
Estimated liability for taxes on income	1,203	1,647
Short-term borrowings and current portion of long-term debt	4,557	2,765
Dividend payable	634	518

	14,121	14,176
Long-term debt	14,442	10,565
Postretirement benefits	1,434	1,501
Deferred taxes	1,075	1,296
Other liabilities	1,028	1,317

	32,100	28,855
Equity	35,905	38,049

	$68,005	$66,904

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

	(Stated in millions)
Periods Ended December 31,	Twelve Months 2015	Fourth Quarter 2015	Twelve Months 2014
Income (loss) from continuing operations before noncontrolling interests	$2,135	$(989)	$5,711
Impairments and other charges, net of tax	2,218	1,835	1,639

Income from continuing operations before noncontrolling interests, excluding charges & credits	4,353	846	7,350
Depreciation and amortization (1)	4,078	963	4,094
Pension and other postretirement benefits expense	438	112	355
Stock-based compensation expense	326	76	329
Pension and other postretirement benefits funding	(346)	(54)	(390)
(Increase) decrease in working capital (2)	(478)	31	(36)
Other	434	204	(507)

Cash flow from operations	8,805	2,178	11,195

Capital expenditures	(2,410)	(627)	(3,976)
SPM investments	(953)	(603)	(740)
Multiclient seismic data costs capitalized	(486)	(150)	(321)

Free cash flow (3)	4,956	798	6,158

Stock repurchase program	(2,182)	(398)	(4,678)
Dividends paid	(2,419)	(633)	(1,968)
Proceeds from employee stock plans	448	25	825

	803	(208)	337

Business acquisitions and investments, net of cash acquired plus debt assumed	(478)	(154)	(1,501)
Discountinued operations - settlement with U.S. Department of Justice	(233)	—	—
Other	(252)	19	220

Increase in Net Debt	(160)	(343)	(944)
Net Debt, Beginning of period	(5,387)	(5,204)	(4,443)

Net Debt	$(5,547)	$(5,547)	$(5,387)

Components of Net Debt	Dec. 31, 2015	Sept. 30, 2015	Dec. 31, 2014
Cash and short-term investments	$13,034	$6,605	$7,501
Fixed income investments, held to maturity	418	439	442
Short-term borrowings and current portion of long-term debt	(4,557)	(4,761)	(2,765)
Long-term debt	(14,442)	(7,487)	(10,565)

	$(5,547)	$(5,204)	$(5,387)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	Includes severance payments of approximately $810 million during the twelve months ended December 31, 2015 and $205 million during the fourth quarter of 2015.
(3)	“Free cash flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data costs capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as acquisitions, and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Full-Year and Fourth-Quarter 2015 Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

	(Stated in millions, except per share amounts)
	Fourth Quarter 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, excluding charges & credits	$1,034	$188	$27	$819	$0.65

Fixed asset impairments	(776)	(141)	—	(635)
Workforce reduction	(530)	(51)	—	(479)
Inventory write-downs	(269)	(27)	—	(242)
Impairment of SPM project in Colombia	(182)	(36)	—	(146)
Facility closures	(177)	(37)	—	(140)
Geopolitical events	(77)	—	—	(77)
Contract terminations	(41)	(2)	—	(39)
Other	(84)	(7)	—	(77)

Schlumberger loss from continuing operations, as reported	$(1,102)	$(113)	$27	$(1,016)	$(0.81)

	Twelve Months 2015
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, excluding charges & credits	$5,456	$1,103	$63	$4,290	$3.37

Workforce reduction	(920)	(107)	—	(813)
Fixed asset impairments	(776)	(141)	—	(635)
Inventory write-downs	(269)	(27)	—	(242)
Impairment of SPM project in Colombia	(182)	(36)	—	(146)
Facility closures	(177)	(37)	—	(140)
Geopolitical events	(77)	—	—	(77)
Currency devaluation loss in Venezuela	(49)	—	—	(49)
Contract terminations	(41)	(2)	—	(39)
Other	(84)	(7)	—	(77)

Schlumberger income from continuing operations, as reported	$2,881	$746	$63	$2,072	$1.63

	(Stated in millions, except per share amounts)
	Fourth Quarter 2014
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, excluding charges & credits	$2,488	$532	$15	$1,941	$1.50

WesternGeco restructuring	(806)	(25)	—	(781)
Currency devaluation loss in Venezuela	(472)	—	—	(472)
Workforce reduction	(296)	(37)	—	(259)
Impairment of SPM project	(199)	(72)	—	(127)

Schlumberger income from continuing operations, as reported	$715	$398	$15	$302	$0.23

	Twelve Months 2014
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS
Schlumberger income from continuing operations, excluding charges & credits	$9,412	$2,062	$68	$7,282	$5.57

WesternGeco restructuring	(806)	(25)	—	(781)
Currency devaluation loss in Venezuela	(472)	—	—	(472)
Workforce reduction	(296)	(37)	—	(259)
Impairment of SPM project	(199)	(72)	—	(127)

Schlumberger income from continuing operations, as reported	$7,639	$1,928	$68	$5,643	$4.31

Product Groups

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2015		Sept. 30, 2015		Dec. 31, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$2,154	$520	$2,321	$614	$3,265	$984
Drilling	2,953	494	3,219	594	4,576	947
Production	2,671	303	2,974	330	4,863	898
Eliminations & other	(34)	(29)	(42)	(17)	(63)	(48)

Pretax operating income		1,288		1,521		2,781
Corporate & other	—	(179)	—	(198)	—	(221)
Interest income(1)	—	8	—	8	—	8
Interest expense(1)	—	(83)	—	(78)	—	(80)
Charges & credits	—	(2,136)	—	—	—	(1,773)

	$7,744	$(1,102)	$8,472	$1,253	$12,641	$715

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Dec. 31, 2015		Sept. 30, 2015		Dec. 31, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$1,955	$139	$2,273	$202	$4,324	$849
Latin America	1,407	324	1,422	295	2,053	429
Europe/CIS/Africa	2,059	428	2,274	505	3,063	683
Middle East & Asia	2,248	507	2,372	641	3,094	877
Eliminations & other	75	(110)	131	(122)	107	(57)

Pretax operating income		1,288		1,521		2,781
Corporate & other	—	(179)	—	(198)	—	(221)
Interest income(1)	—	8	—	8	—	8
Interest expense(1)	—	(83)	—	(78)	—	(80)
Charges & credits	—	(2,136)	—	—	—	(1,773)

	$7,744	$(1,102)	$8,472	$1,253	$12,641	$715

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Product Groups

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2015		Dec. 31, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$9,501	$2,450	$12,905	$3,708
Drilling	13,563	2,538	18,128	3,805
Production	12,548	1,585	17,763	3,193
Eliminations & other	(137)	(63)	(216)	(130)

Pretax operating income		6,510		10,576
Corporate & other	—	(768)	—	(848)
Interest income(1)	—	30	—	31
Interest expense(1)	—	(316)	—	(347)
Charges & credits	—	(2,575)	—	(1,773)

	$35,475	$2,881	$48,580	$7,639

Geographic Areas

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2015		Dec. 31, 2014
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$9,811	$999	$16,151	$3,057
Latin America	6,014	1,315	7,699	1,639
Europe/CIS/Africa	9,284	1,979	12,515	2,765
Middle East & Asia	9,898	2,661	11,875	3,273
Eliminations & other	468	(444)	340	(158)

Pretax operating income		6,510		10,576
Corporate & other	—	(768)	—	(848)
Interest income(1)	—	30	—	31
Interest expense(1)	—	(316)	—	(347)
Charges & credits	—	(2,575)	—	(1,773)

	$35,475	$2,881	$48,580	$7,639

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Supplemental Information

1)	What is the definition of decremental operating margin?

Decremental operating margin is equal to the ratio of the change in pretax operating income over the change in revenue.

2)	What were the pretax operating income margin and decremental operating margin for the fourth quarter of 2015?

For the fourth quarter of 2015, the pretax operating income margin was 16.6%. The year-over-year decremental operating margin was 31% and the sequential decremental operating margin was 32%.

3)	What were the pretax operating income margin and decremental operating margin for the full year 2015?

For the full year 2015, the pretax operating income margin was 18.4%. The year-over-year decremental operating margin was 31%.

4)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests and charges and credits, for the fourth quarter of 2015?

Free cash flow, which was $798 million and included approximately $205 million of severance payments, as a percentage of income from continuing operations before noncontrolling interests and charges and credits was 94% for the fourth quarter of 2015.

5)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests and charges and credits, for the full year 2015?

Free cash flow, which was $4.96 billion and included approximately $810 million of severance payments, as a percentage of income from continuing operations before noncontrolling interests and charges and credits was 114% for the full year 2015.

6)	What is the capex guidance for the full year 2016?

Capex (excluding multiclient and SPM investments) is expected to be $2.4 billion for 2016. Capex for the full year 2015 was $2.4 billion.

7)	What was included in “Interest and other income” for the fourth quarter of 2015?

“Interest and other income” for the fourth quarter of 2015 was $81 million. This amount consisted of earnings of equity method investments of $67 million and interest income of $14 million.

8)	How did interest income and interest expense change during the fourth quarter of 2015?

Interest income of $14 million increased $1 million sequentially. Interest expense of $91 million increased $5 million sequentially.

9)	What is the difference between pretax operating income and Schlumberger’s consolidated income before taxes?

The difference principally consists of corporate items (including charges and credits) and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives and other nonoperating items.

10)	What was the effective tax rate (ETR), excluding charges and credits, for the fourth quarter of 2015?

The ETR for the fourth quarter of 2015, excluding charges and credits, was 18.2% as compared to 20.0% for the third quarter of 2015.

The ETR for the fourth quarter of 2015, including charges and credits, was 10.2%.

11)	How many shares of common stock were outstanding as of December 31, 2015 and how did this change from the end of the previous quarter?

There were 1.256 billion shares of common stock outstanding as of December 31, 2015. The following table shows the change in the number of shares outstanding from September 30, 2015 to December 31, 2015.

(Stated in millions)
Shares outstanding at September 30, 2015	1,261
Shares sold to optionees, less shares exchanged	—
Vesting of restricted stock	—
Shares issued under employee stock purchase plan	—
Stock repurchase program	(5)

Shares outstanding at December 31, 2015	1,256

12)	What was the weighted average number of shares outstanding during the fourth quarter of 2015 and third quarter of 2015 and how does this reconcile to the average number of shares outstanding, assuming dilution used in the calculation of diluted earnings per share from continuing operations, excluding charges and credits?

The weighted average number of shares outstanding during the fourth quarter of 2015 and third quarter of 2015 was 1.259 billion and 1.265 billion, respectively. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution.

	(Stated in millions)
	Fourth Quarter	Third Quarter
	2015	2015
Weighted average shares outstanding	1,259	1,265
Assumed exercise of stock options	2	3
Unvested restricted stock	3	4

Average shares outstanding, assuming dilution	1,264	1,272

13)	What were multiclient sales in the fourth quarter of 2015?

Multiclient sales, including transfer fees, were $117 million in the fourth quarter of 2015 and $60 million in the third quarter of 2015.

14)	What was the WesternGeco backlog at the end of the fourth quarter of 2015?

WesternGeco backlog, which is based on signed contracts with customers, was $1.13 billion at the end of the fourth quarter of 2015. It was $910 million at the end of the third quarter of 2015.

15)	What are the interest rates and maturities of the Senior Notes issued in December 2015 in connection with financing part of Schlumberger’s pending acquisition of Cameron International Corporation?

Schlumberger Holdings Corporation (SHC), an indirect, wholly-owned U.S. subsidiary of Schlumberger Limited, issued five tranches of senior notes in December 2015 totaling $6 billion with the following interest rates and maturities: $500 million of 1.900% Senior Notes due 2017, $1.3 billion of 2.350% Senior Notes due 2018, $1.6 billion of 3.000% Senior Notes due 2020, $850 million of 3.625% Senior Notes due 2022 and $1.75 billion of Senior Notes due 2025.

16)	What do the various charges Schlumberger recorded during the fourth quarter of 2015 relate to?

Workforce reduction and Incentivized Leave of Absence Program:

Based on the activity outlook for 2016, as well as to further streamline its support structure, Schlumberger decided to further reduce its headcount and expand its incentivized leave of absence (ILOA) program during the fourth quarter of 2015. As a result, Schlumberger recorded a $530 million charge during the fourth quarter associated with these headcount reductions and the ILOA program.

Asset impairments and restructuring charges:

As a result of oil and gas industry market conditions that have continued to deteriorate and its impact on the activity outlook, Schlumberger determined that carrying values of certain assets were no longer recoverable and also took certain decisions that resulted in the following impairment and restructuring charges during the fourth quarter of 2015:

•	$776 million of fixed asset impairments primarily relating to underutilized pressure pumping and other equipment in North America, as well as certain lower-tier drilling rigs.

•	$269 million to write-down the carrying value of certain inventory, primarily in North America.

•	$182 million to reduce the carrying value of the remaining investment in an SPM project in Colombia, as a result of the recent decline in commodity prices. Considering also that the project is approaching the end of its contractual term and its revenue stream is directly linked to oil prices.

•	$177 million associated with facilities, including the expected sale of certain properties and the termination of certain leases.

•	$77 million relating to assets that are no longer recoverable as a result of geopolitical issues in certain countries in the Middle East.

•	$41 million relating to contract termination costs.

•	$84 million of other charges associated with the current market conditions, including $40 million relating to an other-than-temporary impairment of marketable securities and $15 million relating to the impairment of an equity-method investment.

Schlumberger does not expect to incur any significant cash expenditures as a result of these asset impairment and restructuring charges.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing more than 95,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues of $35.47 billion in 2015. For more information, visit www.slb.com.

* Mark of Schlumberger or of Schlumberger companies.

† Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, January 22, 2016. The call is scheduled to begin at 8:00 a.m. (US Central Time), 9:00 a.m. (Eastern Time), 3:00 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1 (800) 230-1059 within North America, or +1 (612) 234-9959 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until February 21, 2016 by dialing +1 (800) 475-6701 within North America, or +1 (320) 365-3844 outside of North America, and providing the access code 373076.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site until March 31, 2016.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This full-year and fourth-quarter 2015 earnings release and Supplemental Information, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the integration of Cameron into our business; the anticipated benefits of the Cameron transaction; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing erosion; weather and seasonal factors; operational modifications, delays or cancellations; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; the risk that the contemplated Cameron merger will not occur, negative effects from the pendency of the contemplated Cameron merger, the inability after the closing of the Cameron merger to successfully integrate the merged businesses and to realize expected synergies, the inability to retain key employees; expenses for the merger; and other risks and uncertainties detailed in this full-year and fourth-quarter 2015 earnings release and Supplemental Information and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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